Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 6, 2016, with respect to the consolidated financial statements of Corvisa LLC for the nine months ended September 30, 2015 and year ended December 31, 2014 included in the Current Report of ShoreTel, Inc. on Form 8-K/A filed on February 12, 2016.  We consent to the incorporation by reference of said reports in the Registration Statements of ShoreTel, Inc. on Form S-8 (File Nos. 333-208783, 333-202108, 333-193812, 333-186547, 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, 333-144338).

/s/ Grant Thornton LLP

Kansas City, Missouri
February 12, 2016